Exhibit 23.2
CONSENT OF E. D. BLACK, P.E.
The undersigned, E.D. Black, Professional Engineer, hereby state as follows:
I assisted with a technical report entitled “Evaluation Report IV on the Gold King Mine Property, San Juan County, Silverton, Colorado” dated February 15, 1990 (the “Evaluation Report”), concerning the Gold King Mine in San Juan County, Colorado, Portions of this report are summarized in the section entitled “Item 2. Properties — San Juan Properties — Gold King Mine Property — History” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008, (the “Form 10-K”).
I have read the summary information of the Evaluation Report contained in the Form 10-K and concur that such summary does not materially misrepresent the information contained in the Evaluation Report. I hereby consent to the incorporation by reference in the Form 10-K of the summary information concerning the Evaluation Report, and to the use of my name, and the statements with respect to me, under the heading Experts in the Form 10-K.

/s/ E.D. Black, P.E. E.D. Black, P.E.
November 24, 2008